Exhibit (a)(1)


                         HORIZON GROUP PROPERTIES, INC.
                           OFFER TO PURCHASE FOR CASH
                 ALL SHARES OF ITS COMMON STOCK, $.01 PAR VALUE,
                      HELD BY HOLDERS OF 20 OR FEWER SHARES


Horizon Group Properties, Inc. is offering to purchase for cash all shares of its common stock (NASDAQ: HGPI) held by stockholders that own 20 or fewer shares of common stock as of the close of business on September 26, 2003, subject to the terms set forth in this offer to purchase and in the accompanying letter of transmittal. Only stockholders that own 20 or fewer shares of common stock as of close of business on the record date are eligible to participate in this offer.

We will pay $5.00 per share for each share of common stock properly tendered by an eligible stockholder. This price represents a 28% premium over the last sale price of our common stock on the NASDAQ SmallCap Market on October 2, 2003, the last trading day prior to the date of this Offer to Purchase. Payment will be made promptly following the expiration of this offer.

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 7, 2003, UNLESS EXTENDED. WE MAY EXTEND THIS OFFER AT ANY TIME IN OUR SOLE AND ABSOLUTE DISCRETION.

If you are an eligible stockholder and would like to accept this offer, you must tender all of your shares in the manner described in this offer to purchase and in the letter of transmittal. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

If, after completion of this offer, we have fewer than 300 stockholders of record, we intend to terminate the registration of our common stock under the Securities Exchange Act of 1934 and become a non-reporting company. This means that we will no longer file periodic reports with the Securities Exchange Commission, including, among other things, annual reports on Forms 10-K and quarterly reports on Form 10-Q, and we will not be subject to the SEC's proxy rules. In addition, our common stock will no longer be eligible for trading on the NASDAQ SmallCap Market.

This offer is not conditioned on the receipt of any minimum number of tenders.

If you have any questions regarding this offer, please contact Georgeson Shareholder, the Information Agent for this Offer to Purchase, at the address and telephone number set forth on the back cover of this document. If you would like additional copies of this document, please contact the Information Agent and copies will be furnished to you promptly, free of charge. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the offer.

No person has been authorized to make any recommendation on our behalf as to whether eligible stockholders should tender their shares pursuant to this offer. No person has been authorized to give any information or to make any representations in connection with this offer other than those contained in this document or in the related Letter of Transmittal. If made or given, any recommendation or other information should not be relied upon as having been authorized by our company.

PLEASE READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE MAKING ANY INVESTMENT DECISION.

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THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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             The date of this offer to purchase is October 3, 2003.

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                                    IMPORTANT

If you are a holder of 20 or fewer shares of our common stock as of September 26, 2003, the record date, and wish to accept this offer, there are two methods by which you can tender your shares, depending on how you hold those shares:

     . If you hold physical certificates evidencing the shares (or are a registered holder and have lost your stock certificate), you should complete and sign the accompanying Letter of Transmittal in accordance with its instructions, and mail and deliver it and any of the other required documents to Alpine Fiduciary Services, Inc., the Depositary for this offer, at the address set forth on the back cover of this document; or

     . If you are a beneficial owner whose shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you should contact that broker or other record holder, as well as the Information Agent, at the telephone number set forth on the back cover of this Offer to Purchase.

         For more information regarding the procedure for tendering shares, see "Terms of the Offer--Procedure for Tendering Shares."

         IF YOU HOLD MORE THAN 20 SHARES OF HORIZON COMMON STOCK, YOU MAY NOT PARTICIPATE IN THIS OFFER.

                       SPECIAL CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

Certain statements made in this report may constitute "forward-looking statements." These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties; include, but are not limited to, the effects of future events on the Company's financial performance; the risk that the Company may be unable to refinance its current debt as it matures; risks related to the retail industry in which the Company's shopping centers compete, including the potential adverse impact of external factors, such as competition from existing or newly constructed shopping centers, inflation, consumer confidence, unemployment rates and consumer tastes and preferences; risks associated with the Company's property acquisitions, such as the lack of predictability with respect to financial returns; risks associated with the Company's property development activities, such as the potential for cost overruns, delays and the lack of predictability with respect to the financial returns associated with these development activities; the risk of potential increase in market interest rates from current levels; and risks associated with real estate ownership, such as the potential adverse impact of changes in local economic climate on the revenues and the value of the Company's properties. We do not intend to update these forward-looking statements during the tender offer period.

                                       10
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                                SUMMARY OF TERMS

This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this Offer to Purchase. To fully understand this offer and the other considerations that may be important about whether to tender your shares, you should carefully read this Offer to Purchase in its entirety. For further information regarding Horizon, see "Where to Find Additional Information." Except as otherwise provided, the words "Horizon," the "Company," "we," "our," "ours," and "us" refer to Horizon Group Properties, Inc. and its subsidiaries.

We are offering to purchase for cash all shares of our common stock held by stockholders who own 20 or fewer shares of our common stock as of the close of business on the record date. The material terms and conditions of the offer are set forth below. For additional information regarding the terms of the offer, see "Terms of the Offer."

     . Only stockholders that own 20 or fewer shares of our common stock as of the close of business on the record date are eligible to participate in this offer. See "Terms of the Offer--General" for an explanation of how to determine the number of shares you own beneficially.

     . This offer is voluntary; eligible stockholders may, but are not required to, tender their shares. ELIGIBLE STOCKHOLDERS WHO WISH TO ACCEPT THIS OFFER, HOWEVER, MUST TENDER ALL OF THE SHARES THEY OWN. PARTIAL TENDERS WILL NOT BE ACCEPTED.

     . We will pay $5.00 for each share of our common stock that is properly tendered by an eligible holder. This price represents a 28% premium over $3.89, the last per share sale price of our common stock on the NASDAQ SmallCap Market on October 2, 2003, the last trading day prior to the date of this Offer to Purchase.

     . You will not be obligated to pay any commissions in connection with the purchase of your shares pursuant to this offer.

     . THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 7, 2003, UNLESS EXTENDED. IN ORDER FOR YOUR TENDER TO BE ACCEPTED BY US, THE DEPOSITARY MUST RECEIVE YOUR DOCUMENTS AT OR PRIOR TO THIS TIME. WE WILL MAKE A PUBLIC ANNOUNCEMENT IF WE DECIDE TO EXTEND THE TENDER OFFER. SEE "TERMS OF THE OFFER--EXPIRATION AND EXTENSION OF THE OFFER; AMENDMENTS."

     . Once you tender your shares in the offer, you may not withdraw them. If, however, your shares are not properly tendered on or prior to 5:00 p.m., New York City time, on the expiration date, we will have no obligation to accept your tender of your shares. If we do not accept your tender of your shares, we will return your shares to you. See "Terms of the Offer--Withdrawal Rights" and "Terms of the Offer--Conditions of the Offer."

     . If you sell your shares to us pursuant to this offer, you will no longer be a stockholder of Horizon and will no longer have voting rights or the right to receive any dividends that might be declared in the future.

     . If, after completion of this offer, we have fewer than 300 stockholders of record, we intend to deregister our common stock under the Securities Exchange Act of 1934 and become a non-reporting company. This means that we will no longer file periodic reports with the SEC, including, among other things, annual reports on Forms 10-K and quarterly reports on Form 10-Q, and we will no longer be subject to the SEC's proxy rules. We do intend, however, to provide our remaining stockholders with basic information with respect to our financial condition and results of operations on a quarterly and annual basis after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC. See "Special Factors--Effects of the Offer; Plans after Completing the Offer."

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

     . If we terminate the registration of our common stock under the Exchange Act, our common stock will be ineligible for trading in the NASDAQ SmallCap Market or on the "OTC bulletin board." Our common stock may be quoted in the "pink sheets" published by the NASD, but we cannot predict whether or when this will occur or that an active trading market will exist for our common stock. As a result, it may become more difficult for our remaining stockholders to sell their shares.

     . Since the offer is voluntary and shares will be purchased at a premium to the current market price of our common stock, we have not engaged any person or entity to issue a "fairness" or similar opinion with respect to the offer.

     . We have not granted any stockholder any voting, appraisal or dissent rights in connection with the offer.

     . Your receipt of cash in exchange for your shares will be a taxable transaction for United States federal income tax purposes and may be such for state and local income tax purposes as well. You should consult with your tax advisor before tendering your shares.

You may contact the Information Agent if you have any additional questions or need additional copies of any of these documents or any document containing information incorporated by reference in this document. The address and telephone number of the Information Agent is set forth on the back cover of this document. See "Where You Can Find Additional Information."

                            ------------------------

         Our principal executive offices are located at 77 West Wacker Drive Suite 4200, Chicago, Illinois 60601 and our telephone number is (312) 917-8870.

                              QUESTIONS AND ANSWERS

WHO IS OFFERING TO PURCHASE MY SHARES?

Horizon Group Properties, Inc. is offering to purchase shares of its common stock held by stockholders who hold 20 or fewer shares as of September 26, 2003.

AM I ELIGIBLE TO PARTICIPATE IN THE OFFER?

You may tender your shares only if you own 20 or fewer shares, whether you own your shares of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you).

If you have questions regarding your eligibility to participate in this offer, contact the Information Agent, toll free, at (888) 679-2897. We reserve the right to make all determinations of who is eligible to participate in this tender offer.

WHAT WILL I BE PAID FOR MY HORIZON COMMON STOCK?

         The purchase price being offered is $5.00 per share. This price represents a 28% premium over $3.89, the last per share sale price of our common stock on the NASDAQ SmallCap Market on October 2, 2003, the last trading day prior to the date of this Offer to Purchase. The full price will be paid to you in cash. We will not pay any interest on the purchase price during the period when your shares are tendered and the date you receive your payment.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

No. You will have no obligation to pay any commissions as a result of your participation in this offer.

WHEN WILL I RECEIVE MY MONEY?

Your check will be mailed promptly after the expiration of the tender offer. Please allow sufficient time for the Postal Service to deliver your check.

DO I HAVE TO TENDER MY SHARES?

No, you may elect to continue to hold your shares and retain your rights as a stockholder, including the right to vote your shares and to receive any dividends that might be declared in the future.

HOW DO I TENDER MY SHARES?

     . If you are a "record holder" and hold your shares in your own name (or are record holder and have lost your stock certificate), complete and sign the Letter of Transmittal and deliver it, along with your stock certificate(s) for all your shares, (if available) to the Depositary at its address set forth on the back cover of this Offer to Purchase. Please send your documents so that they are received at or before 5:00 p.m., New York City time, on November 7, 2003. Make sure you include your taxpayer identification number, which is your Social Security Number if you are an individual or your Federal Employer Identification Number if you are a corporation, partnership, trust or other entity. If you fail to do this, the proceeds from the sale of your shares may be subject to a 28% backup withholding tax.

     . If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your shares. You will need to provide them with instructions on the yellow form in your package. In addition, you may contact the Information Agent, toll free, at (888) 679-2897 for further information.

See "Terms of the Offer--Procedure for Tendering Shares" for more detailed instructions.

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

HOW MUCH TIME DO I HAVE TO TENDER MY SHARES?

You may tender your shares at any time up to and including 5:00 p.m., New York City time, on November 7, 2003. Your tender documents must be received in good order by the Depositary by that time. We may choose to extend the offer for any reason. If we do so, we will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

CAN I TENDER LESS THAN ALL OF MY SHARES?

No. If you wish to tender any of your shares, you must tender all of your shares. Partial tenders will not be accepted.

WHAT IF I HAVE LOST MY STOCK CERTIFICATE?

You may still participate in the offer by completing and signing the Letter of Transmittal and delivering it to the Depositary at its address set forth on the back cover of the offer. If we receive an executed Letter of Transmittal without shares presented, the unpresented shares will be deemed lost and your signature on the Letter of Transmittal will acknowledge that you agree to the terms and conditions of the offer and the affidavit in the Letter of Transmittal. Please send your documents so that they are received at or before 5:00 p.m., New York City time, on November 7, 2003. Make sure you include your taxpayer identification number, which is your Social Security Number if you are an individual or your Federal Employer Identification Number if you are a corporation, partnership, trust or other entity. If you fail to do this, the proceeds from the sale of your shares may be subject to a 28% backup withholding tax.

If you have any questions regarding lost stock certificate(s) evidencing your shares, please contact the Information Agent, toll free, at (888) 679-2897.

WHY IS HORIZON MAKING THE OFFER?

We are making the offer in order to reduce the number of holders of record of our common stock to less than 300 and thereafter to terminate the registration of our common stock under the Securities Exchange Act of 1934 and delist our common stock from the NASDAQ market. By so doing, we will no longer be required to file periodic reports and proxy materials with the SEC. Preparation of these SEC reports and proxy materials involves substantial costs. In addition, as a reporting and NASDAQ-listed company we are subject to a substantial number of requirements regarding our corporate governance. These requirements impose significant costs on listed companies, and these costs, and the associated incremental demands on management's time, are particularly burdensome for small companies, such as Horizon. By ceasing to be a reporting company and terminating our NASDAQ listing, we expect to achieve substantial cost savings. In addition, we believe the offer will provide an economical means for small holders of our common stock to sell their shares at a premium to current market prices without incurring any brokerage commissions.

WILL THE COMMON STOCK REMAIN LISTED FOLLOWING THE COMPLETION OF THE OFFER?

If this offer results in the number of our stockholders of record falling below 300 and we terminate the registration of our common stock under the Securities Exchange Act of 1934, our common stock also will be delisted from the NASDAQ SmallCap Market. Moreover, as the NASDAQ SmallCap Market requires that listed companies have at least 300 record stockholders, we do not expect that our common stock will be eligible for listing in the NASDAQ SmallCap Market or on the "OTC bulletin board." Thereafter, our common stock may be quoted in the "pink sheets," but we cannot predict whether or when this will occur or that an active market will exist for our common stock. As a result, it may become even more difficult for our remaining stockholders to sell their shares.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

Generally, your receipt of cash in consideration for your shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local foreign and other tax purposes as well.

Please consult with your tax advisor to determine the federal, state, local, foreign and other tax consequences of sales made by you pursuant to the offer in view of your own particular circumstances before tendering your shares. Foreign persons are urged to consult their tax advisers regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See "Certain U.S. Federal Income Tax Consequences" below for a more detailed general discussion.

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

WHOM CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

If you have additional questions, you may contact the Information Agent at the address or telephone number set forth on the back cover of this document.

                                       15
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                                 SPECIAL FACTORS

PURPOSES OF THE OFFER

The purposes of this offer are set forth below.

     . TERMINATE REGISTRATION OF OUR COMMON STOCK UNDER THE EXCHANGE ACT AND OUR NASDAQ LISTING. As a "reporting company" under the Securities Exchange Act of 1934, we are obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act. In addition, NASDAQ listing requirements and the Securities Exchange Act require us to maintain an audit committee consisting of independent directors and a disclosure committee that will assure appropriate management review of information that forms the basis of our SEC reports. Finally, as a reporting and listed company we are subject to the regulatory requirements of the Sarbanes-Oxley Act.

         The current market environment and the price of our common stock greatly hinder our ability to raise capital in the public markets. Accordingly, we believe that we derive virtually no benefit from our NASDAQ listing or our status as a reporting company. No major securities analyst currently reports on Horizon and our common stock trades infrequently and at low volumes. Moreover, we estimate that the annual costs associated with being a reporting company are approximately $300,000. The management time and attention associated with the preparation of these reports is also considerable.

         If most or all eligible stockholders participate in the offer, we expect to have fewer than 300 record stockholders upon the completion of the offer and intend to terminate the registration of our common stock under the Exchange Act. After we terminate the registration of our common stock, we will no longer be required to file periodic reports or proxy statements with the SEC, will cease to be listed on NASDAQ. We expect that this will result in significant cost savings to us and allow our management to spend far more time on business matters that bear a direct relationship to our operations and profitability. We believe that these cost and other savings ultimately will benefit all of our stockholders, including those ineligible to participate in the offer as well as those eligible stockholders that choose not to participate in the offer. See "--Effects of the Offer; Plans After Completing the Offer."

     . REDUCE EXPENSES ASSOCIATED WITH ADMINISTERING SMALL STOCKHOLDER ACCOUNTS. The expense of administering the accounts of small stockholders is disproportionate to their ownership interest in us. As of the record date, we had approximately 276 stockholders of record that held 20 or fewer shares, holding an aggregate of approximately 2,271 shares of our common stock. As of the same date, an estimated 94 stockholders of record of record held 21 or more shares, holding an aggregate of approximately 2,867,923 shares of our common stock. Even if the record stockholder base is not reduced to below 300, we believe that every tender by a stockholder will reduce expenses going forward.

     . PROVIDE SMALL STOCKHOLDERS AN OPPORTUNITY TO SELL THEIR SHARES AT A PREMIUM IN AN ILLIQUID TRADING MARKET WITHOUT INCURRING BROKERAGE COMMISSIONS. As the trading market for our common stock is relatively illiquid, it is often difficult for our stockholders to dispose of their shares when they choose. In particular, holders of small amounts of our common stock often find it uneconomical to dispose of their shares due to the minimum brokerage commissions typically charged. We believe the offer will provide a more economical means for small holders of our common stock to sell their shares at a premium to market prices without incurring any brokerage commissions.

                                       16
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OUR REASONS FOR PURSUING THE OFFER AS OPPOSED TO OTHER ALTERNATIVES

We have determined that making this offer is the best means to achieve the objectives described in "Purposes of the Offer" above. In making this determination, we also considered effecting a reverse stock split. However, we concluded that a reverse stock split would not be preferable to this offer for the following reasons:

     . a reverse stock split would not be voluntary, as odd-lot holders would be forced out; and

     . a reverse stock split would be more expensive for the Company to implement.

Accordingly, we concluded that this tender offer would be the least expensive and most efficient way to:

     . reduce the number of our record stockholders and allow us to terminate the registration of our common stock and eliminate the annual accounting and legal expenses associated with complying with the periodic reporting requirements of the Securities Exchange Act;

     . provide an economical means for small holders of our common stock to sell their shares at an attractive price without incurring brokerage expenses; and

     .   save on the costs of administering many small stockholder accounts.

For these reasons, we have decided to make this offer. Moreover, we have decided to make the offer at this time because the current market price of our common stock allows us to offer eligible stockholders a purchase price that represents a substantial premium to the current market price of our common stock but a discount to the per share book value of our common stock. See "--Our Position as to the Fairness of the Offer to Unaffiliated Stockholders."

POTENTIAL ADVERSE EFFECTS OF THE OFFER

Our board of directors also was aware of and considered the following potential adverse effects of this offer:

     . Loss of NASDAQ Listing and Trading Market. As indicated above, if as a result of this offer we become eligible to do so, we intend to terminate the registration of our common stock under the Securities Exchange Act and the listing of our common stock in the NASDAQ market. Because of the lack of significant interest in our shares and the absence of an analyst following, trading in our shares and the liquidity of the market for our shares has been limited. Delisting of our common stock is expected to further reduce that liquidity and make it more difficult for our remaining stockholders to sell their shares.

     . Reduction in Public Information. After the completion of the offer and the subsequent deregistration of our common stock as planned, we will no longer be required to file periodic reports with the SEC. As a result, it may be difficult for our remaining Stockholders to receive timely information concerning the development of our business or our financial condition or results of operations.

OUR POSITION AS TO THE FAIRNESS OF THE OFFER TO UNAFFILIATED STOCKHOLDERS

Our board of directors believes that the offer is fair to eligible stockholders that are unaffiliated with us. This belief is based on the board's consideration of the following factors:

     . The Offer is Voluntary. Eligible stockholders are not required to tender their shares.

     . The Purchase Price Being Offered Represents a Premium to Current Trading Price. We are offering to pay $5.00 for each share of our common stock tendered in the offer by an eligible stockholder, which represents a 28% premium to $3.89, the last per share sale price of our common stock as quoted by NASDAQ on October 2, 2003.

     . The Purchase Price Represents Highest Trading Price Since July of 1998. The purchase price of $5.00 per share represents the highest trading price as reported by NASDAQ of our common stock over the past five years for non-private transactions.

     . No Brokerage Commissions Payable. Eligible stockholders who choose to participate in the offer will avoid the brokerage commissions that they would otherwise incur if they disposed of their shares in an open market transaction (although a holder will have federal and state income tax consequences, as discussed below).

     . Potential Transaction with Affiliate of Howard Amster. The Company has entered into an agreement with Pleasant Lake Apts. Limited Partnership ("Pleasant Lake") an affiliate of Howard Amster, a director and significant shareholder of the Company, for the sale of a 49% ownership interest in each subsidiary of the Company that owns the Company's nine factory outlet centers and one office building (the "Pleasant Lake Transaction"). Pleasant Lake would pay $11.5 million to Horizon Group Properties, L. P. ("HGP LP") of which the Company is the general partner and 70% owner. HGP LP would utilize a portion of the sales proceeds to repay some or all of the $9.1 million loan made by Amster Trading Company (an affiliate of Howard Amster) to HGP LP on June 12, 2003 (the "Amster Trading Loan"). See "--Recent Transactions, Negotiations And Contracts". Under the proposed terms of the agreement of purchase and sale, Pleasant Lake has until November 14, 2003 to complete due diligence on the properties and entities subject to the agreement. The board of directors believes that the proposed offer price of $5.00 per share is fair in relation to the potential transaction with Pleasant Lake after considering the following material factors:

         . The Pleasant Lake Transaction would result in gross proceeds to the Company of approximately $8.1 million or $2.82 per share and net proceeds to the Company of approximately $1.7 million or $.59 per share after full repayment of the Amster Trading Loan by HGP LP.

         . The Pleasant Lake Transaction would reduce by 49% the cash flow available to the Company from the operation of the properties held by the entities which are subject to the Pleasant Lake Transaction.

         . Pleasant Lake would be responsible for 49% of the costs of the management and operation of the properties subject to the Pleasant Lake Transaction and not the general corporate operating costs of the Company.

The board of directors also believes that the offer is fair to our unaffiliated stockholders that are not eligible to participate in the offer or decide not to tender. This belief is based on the board's consideration of the following material factors:

     . The Purchase Price Being Offered Represents a Premium to the Book Value of our Common Stock. The $5.00 we are offering to pay for each share of common stock tendered in the offer represents a premium to the book value of our common stock as of June 30, 2003.

     . Cost Savings Associated with Deregistration and Delisting. We believe that the cost savings associated with the planned deregistration and delisting of our common stock will benefit stockholders who are ineligible to participate in the offer as well as those eligible stockholders that choose not to participate in the offer, because it should enhance our ability to return to profitability.

     . Increased Ownership Interest of Remaining Stockholders. Following the completion of the offer, the ownership interest of our remaining stockholders will increase and these stockholders may enjoy an increase in return on equity and earnings per share as a result of the reduced number of shares outstanding.

The above discussion is not intended to be exhaustive, but includes the material factors upon which the board based its determination that the offer is fair to our unaffiliated stockholders. Because of the voluntary nature of the transaction and the fact that purchases will be made at a premium to current market price, the board of directors did not deem it relevant to consider the offer price as compared to going concern value or liquidation value. In reaching its determination that the offer is fair to unaffiliated stockholders, the board of directors considered all factors as a whole and have not assigned specific weights to particular factors, though individual directors may have given differing weights to these factors. None of the factors that the board of directors considered led the board to believe that the offer is unfair to our unaffiliated stockholders.

Except for the potential transaction with an affiliate of Howard Amster described above, the board of directors is not aware of any firm offers made by any person during the past two years for (1) the merger or consolidation of Horizon with or into another company, (2) the purchase of all or a substantial part of Horizon's assets or (3) a purchase of Horizon's securities that would enable the holder to exercise control of Horizon, and we have no plans or arrangements for any such transaction.

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

This offer was approved by a unanimous vote of the board of directors, including all of the directors who are not employees of Horizon or any of its subsidiaries. Given the consensus among our directors, based on the factors set forth above, that the offer is fair to our unaffiliated stockholders whether or not they are eligible to participate, our board of directors did not believe it was necessary to retain an unaffiliated representative to act solely on the behalf of our unaffiliated stockholders for purposes of negotiating the terms of the offer or to prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered pursuant to the offer or relating to the fairness of the transaction to the Company or any stockholder. The engagement of such a representative was deemed not to be necessary because the transaction is voluntary and the purchase price to be paid in the offer represents a 28% premium to current market prices and will actually be less costly because of the absence of brokerage commissions. Further, because neither management nor the board has any present intent in pursuing a sale of our company, neither management nor the board solicited from third parties offers for the purchase of our common stock.

No vote of stockholders is required under Maryland law, and the board of directors did not deem a vote of stockholders necessary given the voluntary nature of the transaction and because all stockholders, including those ineligible to participate in the odd-lot tender offer, have been notified of the offer and have the opportunity to sell their shares before or after completion of the offer.

NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES.

EFFECTS OF THE OFFER; PLANS AFTER COMPLETING THE OFFER

As of September 26, 2003, the record date, there were 370 record holders of our common stock. As of that date there were approximately 276 holders who owned 20 or fewer shares of our common stock of record and approximately 2,386 holders who were believed by us to own 20 or fewer shares beneficially. Accordingly, approximately 2,662 holders are eligible to participate in the offer. As a result, if most or all of the eligible record holders participate in the offer, we expect that there will be less than 300 record holders of our common stock following the completion of the offer.

To the extent that, upon expiration of the offer, an insufficient number of stockholders will have tendered to reduce the number of record holders of our common stock to less than 300, we may seek to extend the offer to allow eligible stockholders additional time to tender their shares. In addition, whether or not we extend the offer, if, following the completion of the offer, we continue to have 300 or more record holders of our common stock, we may make an additional offer to purchase shares of our common stock held by stockholders that continue to own 20 or fewer shares.

Following the completion of the offer, if we are eligible to do so, we intend to terminate the registration of our common stock under the Securities Exchange Act, and thereby terminate our NASDAQ listing for the following reasons:

     . We believe that our company derives virtually no benefit from its NASDAQ listing or its status as an SEC reporting company;

     . The cost associated with being a reporting company, which we estimate was approximately $300,000 in our last fiscal year is a substantial burden for the Company; and

     . The time spent by management on the preparation of these reports could be more productively spent on other business matters that bear a more direct relationship to our operations and ultimate return to profitability.

Under applicable SEC rules, issuers are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by less than 300 persons. Once these obligations have been suspended, issuers are no longer required to file periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, or to comply with the SEC's proxy rules. Because our common stock is our only class of securities outstanding, once we suspend our reporting obligations with respect to our common stock, we will have no obligation under federal securities laws to provide our stockholders with any periodic reports as to new developments in our business, our financial condition or results of operations. Therefore, following the suspension of our reporting obligations, it will be difficult for our stockholders to obtain information about us. We do intend, however, to provide our remaining stockholders with summary quarterly balance sheet and income statement data and copies of our annual audited financial statements after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC and will not be accompanied by a separate management's discussion and analysis.

If we terminate the registration of our common stock, it will no longer be eligible for trading in the NASDAQ market or on the "OTC bulletin board." Although our common stock may thereafter be quoted in the "pink sheets," we cannot guarantee whether or when this will occur or that an active market will exist for our shares. As a result, the trading market for our common stock may cease to exist and it may be difficult for holders to dispose of their shares.

We estimate that there are 2,662 stockholders eligible to participate in the offer, holding approximately 24,771 shares of our common stock. Assuming all eligible stockholders participate, we expect to pay approximately $123,855 in aggregate consideration in the offer. As a result, we do not believe the completion of the offer will have a material effect on our financial condition or results of operations. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets. All shares of common stock purchased by us pursuant to this offer will be canceled.

EXCEPT AS PROVIDED IN THIS OFFER, WE HAVE NO PRESENT INTENTION TO ACQUIRE ANY ADDITIONAL SHARES OF COMMON STOCK FROM OUR STOCKHOLDERS. IN ADDITION, TO OUR KNOWLEDGE, NONE OF OUR EXECUTIVE OFFICERS, DIRECTORS OR CONTROLLING STOCKHOLDERS HAS ANY PRESENT INTENTION TO PURCHASE, OR SEEK TO PURCHASE, SHARES OF OUR COMMON STOCK. HOWEVER, IF AN APPROPRIATE OPPORTUNITY FOR THE PURCHASE OF OUR COMMON STOCK SHOULD ARISE IN THE FUTURE, WE OR ONE OR MORE OF OUR EXECUTIVE OFFICERS OR DIRECTORS OR CONTROLLING STOCKHOLDERS MAY CONSIDER THE PURCHASE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

RECENT TRANSACTIONS, NEGOTIATIONS AND CONTACTS

Gary J. Skoien is Chairman, Chief Executive Officer and President of the Company and Howard Amster is a Director and significant shareholder of the Company. Each is considered an affiliate of the Company for purposes of the following discussion.

During the past two years, we have engaged in following transactions with our affiliates:

     . On December 27, 2002, HGPI sold 145,349 units of Horizon Group Properties, LP to Howard Amster for aggregate consideration of $750,000, or $5.16 per unit.

     . On March 13, 2003, HGPI sold 261,628 limited partnership units in HGP LP to Pleasant Lake, an affiliate of Howard Amster, for aggregate consideration of $1.35 million, or $5.16 per unit. On March 14, 2003, the Company used $1.3 million of the proceeds from the sale to fund a secured loan to Retail Partners Limited Partnership and Retail Partners, Inc. (collectively "Retail Partners") which entities are owned by The Prime Group, Inc ("Prime Group") of which Gary J. Skoien is Vice President and Chief Operating Officer. The Company received a 3.25% net profits interest in a real estate development owned by Huntley Development Limited Partnership and Huntley Meadows Residential Venture (collectively, "Huntley") subject to the current lender's interest in distributions from Huntley.

     . On April 24, 2003, the Company closed on a $3.1 million loan for the construction of Phase II of its outlet center in Tulare, California (the "Tulare II Loan"). The loan was made by Amster Trading Company Charitable Remainder Unitrust dated March 10, 2003, an affiliate of Howard Amster. Upon the completion of the retail expansion construction, the loan will convert into a permanent loan maturing in August 2009. The loan is secured by a first mortgage on the land and improvements and will bear interest at the greater of LIBOR plus 300 basis points or 5.5%.

     . On May 31, 2003, the Company sold the partnership that owns outlet centers located in Daleville, Indiana and Somerset, Pennsylvania. The investment group that acquired the centers includes Gary J. Skoien and an affiliate of Howard Amster. The investment group has hired the Company to manage and lease the two properties. The leasing and management agreement provides that the Company will receive 50% of the net profit from the subsequent sale of the centers after the owners receive a 12% annual return on their investment. The funds for this transaction were provided by a $2.0 million loan made on May 20, 2003 from an affiliate of Howard Amster. On May 30, 2003, this loan was repaid in full in connection with the sale of the partnership that owns the centers in Daleville, Indiana and Somerset, Pennsylvania.

     . On June 13, 2003, the Company purchased controlling interest in two partnerships which own approximately 655 acres of land in Huntley, Illinois ("Huntley") from affiliates of Prime Group. Gary J. Skoien is also the Executive Vice President and Chief Operating Officer of Prime Group. In connection with his employment with Prime Group, Mr. Skoien was previously granted an interest (the "Skoien Net Profits Interest") in the net proceeds generated by Huntley, which he retained after the Company's purchase of Huntley. The Skoien Net Profits Interest consists of a 9.675% participation in the Net Cash Flow (as defined in Mr. Skoien's Net Profits Agreement) distributed to the Company (excluding distributions of all amounts contributed or advanced by the Company to Huntley plus interest per the terms of the agreement). As additional consideration for the partnership interests, Huntley granted to Prime Group, and certain of its affiliates, a participation interest of 26% of the net cash flow distributed by Huntley (the "Prime Group Participation Interest") with respect to the interests acquired by the Company. No amount is payable to Prime Group until the Company has received distributions from Huntley in excess of the purchase price plus advances made by the Company to Huntley plus a 40% return on such amounts compounded quarterly. Aggregate amounts payable pursuant to the Prime Group Participation Interest shall not exceed $5.0 million.

     . On June 12, 2003, the Company borrowed $9.1 million from Amster Trading Company, an affiliate of Howard Amster (the "Amster Trading Loan") which funded the purchase of Huntley from Prime Group and its affiliates. The Amster Trading Loan bears interest at a rate of 11.0% per annum, payable monthly, and matures on June 12, 2004, with the option for a one-year extension. A one percent (1%) origination fee was paid to Amster Trading Company. The Amster Trading Loan is guaranteed by HGPI and is secured by a pledge of the partnership interests in the partnerships which own Huntley, subject to any required lender consents.

     . On August 19, 2003, the company refinanced its corporate office building in Muskegon, Michigan with a $2.25 million loan from UBS Real Estate Investments, Inc. ("UBS" and the "UBS Loan"). The UBS Loan requires an officer of the Company to be personally liable for losses suffered by UBS for environmental damages and the results of certain actions prohibited under the UBS Loan documents. Gary J. Skoien personally indemnified UBS for such losses and damages. The Company agreed to indemnify Mr. Skoien for any amounts paid under the UBS indemnification and to pay Mr. Skoien an annual fee of $30,000 related to such indemnification until the loan is repaid (or Mr. Skoien is otherwise released from the UBS indemnification obligations).

     . The Company has entered into an agreement with Pleasant Lake Apts. Limited Partnership ("Pleasant Lake"), an affiliate of Howard Amster, for the sale of a 49% ownership interest in each subsidiary of the Company that owns the Company's nine factory outlet centers and one office building (the "Pleasant Lake Transaction"). Pleasant Lake would pay $11.5 million to Horizon Group Properties, L. P. ("HGP LP") of which the Company is the general partner and 75% owner. HGP LP would utilize a portion of the sales proceeds to repay some or all of the Amster Trading Loan. Under the terms of the agreement of purchase and sale, Mr. Amster has until November 14, 2003 to complete due diligence on the properties and entities subject to the agreement. There can be no assurance that this sale will be consummated.

During the past two years, we have not been engaged in any negotiations, transactions or material contacts with any of our affiliates concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of our directors or sale or other transfer of a material amount our of assets other than those described above.

Since its formation in 1998, the Company has made significant efforts to reduce its operating costs and continually evaluates the relative costs and benefits of additional cost cutting measures. The Company incurs significant costs associated with the shares being publicly traded on NASDAQ and the registration of its shares with the SEC. In evaluating the benefits of being publicly traded, management concluded that the Company was deriving limited benefit from its status as a public company: no analysts followed or reported on the Company, shares of common stock traded infrequently and in low volume and, due to the limited size and variable operating results, the Company does not have ready access to the public debt or equity markets. In addition, the costs associated with being a reporting company had been and continue to be rising. At its meeting of November 18, 1998 the board of directors reviewed implementing an odd lot share repurchase program for shareholders owning fewer than 100 shares as a way to reduce corporate operating costs, but did not approve such a program. At its meeting of November 18, 2002, the board of directors reviewed various share repurchase structures, including odd lot share repurchases and reverse share splits. At its meetings of March 20, 2003 and June 13, 2003, the board of directors reviewed in more detail the costs and benefits of a reverse share split. The Board of directors determined that the Company could most likely realize significant cost savings if it were to cease to be a reporting company.

At its meeting of August 19, 2003, the board of directors reviewed in detail the costs and benefits of an oddlot share repurchase program in which the Company would offer to purchase shares from those holders owning 20 or fewer shares. For the reasons described under "Our Reasons for Pursuing the Offer as Opposed to Other Alternatives," the board of directors determined that this offer was the best means to achieve the objectives described in "Purposes of the Offer." The board of directors discussed various purchase prices and determined that offering $5.00 per share was a fair price based upon the factors described under "Our Position As To The Fairness Of The Offer To Unaffiliated Stockholders". The board of directors authorized management to take such actions as were necessary to offer to purchase shares held by holders of 20 and fewer shares for $5.00 per share.

STOCKHOLDER APPROVAL, APPRAISAL RIGHTS AND AGREEMENTS CONCERNING SECURITIES

Under Maryland law, neither the commencement nor consummation of the offer nor the purchase of any shares pursuant to the offer requires approval by our stockholders. In addition, under Maryland law, stockholders are not entitled to exercise dissent or appraisal rights in connection with the offer.

Neither we nor any of our directors or executive officers is party to any agreement, arrangement or understanding with respect to any of our securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Set forth below is a summary of the principal U.S. federal income tax consequences of a sale of common stock pursuant to this offer under the Internal Revenue Code of 1986 (the "Code").

The summary is based on the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the sale of common stock pursuant to this offer and is limited to those stockholders whose shares are treated as capital assets. Without limiting the generality of the foregoing, the summary does not address the effect of any special rules applicable to certain types of holders, including dealers in securities or currencies, insurance companies, financial institutions, thrifts, tax-exempt entities, regulated investment companies, real estate investment trusts, brokers, persons who hold shares as part of a straddle, hedge, conversion transaction, or other integrated investment, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons subject to alternative minimum tax, persons that have a "functional currency" other than the U.S. dollar or certain expatriates or former long-term residents of the United States, partnerships or pass-through entities or investors in partnerships or pass-through entities that hold the shares. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

If a partnership tenders shares pursuant to this offer, the tax treatment of a partner will generally depend on the status of that partner and the activities of the partnership. If you are a partner of a partnership tendering shares pursuant to this offer, you should consult your tax advisor.

         U.S. STOCKHOLDER

In general, for the purposes of this summary, the term "U.S. Stockholder" shall mean, a beneficial owner of shares of common stock that for U.S. federal income tax purposes is:

         (1) a citizen or resident of the United States;

         (2) a corporation or partnership (or other entity table as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

         (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

         (4) a trust, if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered U.S. Stockholders for federal income tax purposes.

In general, a transfer of shares of common stock by a U.S. Stockholder to us pursuant to this offer will be treated as a "sale or exchange" of such shares (rather than a dividend distribution) under Section 302 of the Code if the receipt of cash by the stockholder from us pursuant to this offer meets any of the following three alternative tests (the "Section-302-Tests"):

         (a) is "substantially disproportionate" with respect to the stockholder,

         (b) results in a "complete termination" of the stockholder's interest in the Company, or

         (c) is "not essentially equivalent to a dividend" with respect to the stockholder.

These "Section-302-Tests" are further discussed below.

For purposes of determining whether any of the Section-302-Tests has been satisfied, a U.S. Stockholder must take into account not only shares actually owned by such stockholder, but also shares that are constructively owned by such stockholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares which may be acquired by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of shares by a U.S. Stockholder or related individuals or entities (including market purchases and sales) may be deemed to be part of a single integrated transaction to be taken into account in determining whether any of the Section-302-Tests has been satisfied.

Section-302-Tests. The three alternative Section-302-Tests are as follows:

         (a) SUBSTANTIALLY DISPROPORTIONATE TEST. The receipt of cash by a U.S. Stockholder will be substantially disproportionate with respect to the stockholder if the percentage of the outstanding shares actually and constructively owned by the stockholder immediately following the sale of shares pursuant to this offer (treating shares sold pursuant to this offer as not outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the stockholder immediately before the sale of shares pursuant to the offer, treating sale of shares sold pursuant to the offer as outstanding.

         (b) COMPLETE TERMINATION TEST. The receipt of cash by a U.S. Stockholder will be a complete termination of the stockholder's interest in us if either (1) all of the shares actually and constructively owned by the stockholder are sold pursuant to this offer or (2) all of the shares actually owned by the stockholder are sold pursuant to this offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Stockholders considering terminating their interest in accordance with Section 302(c)(2) of the Code should consult with their own tax advisors.

         (c) NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The receipt of cash by a U.S. Stockholder will be not essentially equivalent to a dividend if the stockholder's sale of shares pursuant to this offer results in a "meaningful reduction" in the stockholder's interest in us (both actual and constructive) as compared to such stockholder's interest immediately before this offer is consummated. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The Internal Revenue Service (the "IRS") has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (only a 3.3% reduction of the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." U.S. Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

If any of the Section-302-Tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" for federal income tax purposes, the tendering U.S. Stockholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's "tax basis" in the shares sold pursuant to the offer. Such gain or loss will be capital gain or loss, provided such shares are held as capital assets and any such capital gain or loss will be long term if, as of the date such shares are sold, they are held for more than one year or will be short term if, as of such date, such shares are held for one year or less.

Treatment as a Dividend. If none of the Section-302-Tests is satisfied, the amount of cash received by a tendering U.S. Stockholder will be treated as a dividend taxable as ordinary income (without reduction for the tax basis of the shares sold pursuant to the offer) to the extent of the U.S. Stockholder's share of our earnings and profits. The U.S. Stockholder's basis in the shares sold pursuant to the offer would be added to such U.S. Stockholder's basis in its remaining shares, if any. If none of the Section-302-Tests is satisfied, any cash received by the stockholders for shares pursuant to the offer in excess of the allocable portion of our earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis for all of such stockholder's shares, and, thereafter, as a capital gain to the extent it exceeds such basis, and will be long term capital gain if the shares have been held for more than one year.

Special Rules for Corporate U.S. Stockholders. If a sale of shares by a corporate U.S. Stockholder is treated as a dividend, the corporate U.S. Stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Rules may apply, however, to limit or even disallow such deduction as to certain corporate U.S. Stockholders. Additionally, a corporate U.S. Stockholder claiming such deduction will be subject to the "extraordinary dividend" rules under Section 1059 of the Code. Corporate U.S. Stockholders should consult with their tax advisors regarding their ability to claim "dividend received deduction" and the possible applications under the "extraordinary dividend" rules.

         NON-U.S. STOCKHOLDERS.

In general, for the purposes of this summary, the term "Non-U.S. Stockholder" shall mean, a beneficial owner of shares other than a U.S. Stockholder.

U.S. Federal Income Tax Withholding For Non-U.S. Stockholders. The Depositary generally will treat the cash received by Non-U.S. Stockholders participating in this offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the U.S.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the U.S., a Non-U.S. Stockholder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a stockholder's withholding status based on such forms unless facts and circumstances indicate that such reliance is not warranted. A Non-US Stockholder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent to which a U.S. Stockholder is subject to such (and for certain corporate holders under certain circumstances, the branch profits tax).

If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-U.S. Stockholder, the stockholder generally will not be subject to U.S. federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

(1) the gain is effectively connected with a trade or business of the Non-U.S. Stockholder in the U.S. and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

(2) in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

(3) in the case of a Non-U.S. Stockholder who owns or has owned during the relevant statutory period more than 5% of the shares, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

         BACKUP WITHHOLDING.

Each tendering stockholder must provide certain information through the Letter of Transmittal to avoid the 28% federal "backup withholding" tax on the gross proceeds payable pursuant to the Offer. See "Backup U.S. Federal Income Tax Withholding", below.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. STOCKHOLDER ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MAKE BY THEM PURSUANT TO THIS OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                               TERMS OF THE OFFER

GENERAL

We are offering to purchase for cash all shares of our common stock held by stockholders that own 20 or fewer shares of our common stock as of the close of business on the record date. Properly tendered shares by odd-lot stockholders will be purchased at $5.00 per share, which is a 28% premium over the last sale price of our common stock on the NASDAQ SmallCap Market on October 2, 2003, the last trading day prior to the date of this Offer to Purchase. A proper tender will include delivery of a properly executed Letter of Transmittal to the Depositary, Alpine Fiduciary Services, Inc. Payment for properly tendered shares will be made promptly following the expiration of the tender offer.

You may tender your shares only if your total ownership of our stock is 20 or fewer shares, whether of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you).

All questions about the eligibility of any stockholder to participate in the tender offer will be determined by us, in our sole discretion, and our determination will be final and binding. If you have questions regarding your eligibility to participate in the tender offer, you may contact the Information Agent, toll free, at (888) 679-2897.

Participation in the tender offer is voluntary. You may choose to continue to hold your shares and retain your rights as a stockholder, including the right to vote your shares and receive dividends, to the extent declared by our board of directors. HOWEVER, IF YOU ARE A HOLDER OF 20 OR FEWER SHARES AND ELECT TO ACCEPT THIS OFFER, YOU MUST TENDER ALL OF YOUR SHARES. In addition, this offer is subject to the conditions set forth below.

We estimate that approximately 276 of our 370 stockholders of record, plus approximately 2,386 beneficial stockholders, holding an aggregate of approximately 24,771 shares of common stock, are eligible to participate in the offer. Assuming all of these stockholders elected to participate in the offer and the shares tendered were purchased at the offer price of $5.00 per share, the total cost to us of purchasing these shares would be $123,855. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets.

Because we are offering to purchase shares only from stockholders who own 20 or fewer shares of our common stock, the offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Securities Exchange Act. In addition, because we expect the completion of the offer to reduce the number of our stockholders of record below 300, the offer also constitutes a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Securities Exchange Act.

CONDITIONS OF THE OFFER

This offer is not conditioned on the receipt of tenders for any minimum number of shares. We will not accept any alternative, conditional or contingent tenders.

EXPIRATION AND EXTENSION OF THE OFFER; AMENDMENT

This offer will expire on November 7, 2003, unless extended to a later date at our discretion. Your tender offer documents must be received by the Depositary no later than 5:00 p.m., New York City time, on the expiration date, or on any date thereafter to which the offer is extended.

We reserve the right, in our sole discretion, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, shares. We can extend the offer by making a public announcement of the extension. We may do so regardless of whether or not the events set forth above as conditions to the offer shall have occurred.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not the events set forth above as conditions to the offer shall have occurred, to amend the offer in any respect. Amendments to the offer may be made at any time and from time to time effected by public announcement. In the case of an extension, we will make such announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or United States federal holiday. Any period measured in business days includes the first day of the period.

We will disseminate any such public announcement promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

PROCEDURE FOR TENDERING SHARES

RECORD HOLDERS. If you wish to tender the shares for which you are the record holder, you should complete and sign the Letter of Transmittal according to its instructions and mail or deliver it, together with the certificates for your shares, any required signature guarantee, and any other required documents, in the enclosed envelope to the Depositary at the address set forth on the back cover of this offer to purchase on or prior to 5:00 p.m., New York City time, on November 7, 2003. If you have lost the certificate for your shares, complete and sign the Letter of Transmittal according to its instructions and mail or deliver it, together with any other required documents, in the enclosed envelope to the Depositary at the address set forth on the back cover of this offer to purchase on or prior to 5:00 p.m., New York City time, on November 7, 2003. If we receive an executed Letter of Transmittal without shares presented, the unpresented shares will be deemed lost and your signature on the Letter of Transmittal will acknowledge that you agree to the terms and conditions of the offer.

In most cases, a signature guarantee is not required. As long as the Letter of Transmittal is signed by the record holder of the tendered shares (including any participant in The Depository Trust Company, which is a securities depository ("DTC"), whose name appears on a security position listing as the owner of the shares) and the holder has not requested Special Delivery or Special Payment, no signature guarantee is required. Likewise, no signature guarantee is required for shares tendered for the account of a bank, broker, dealer, credit union, savings association or other financial institution that is a member of an approved signature guarantee medallion program (an "eligible guarantor institution"). Otherwise, the signature on the Letter of Transmittal must be guaranteed by an eligible guarantor institution in accordance with the instructions in the Letter of Transmittal. A signature guarantee is also required if a record shareholder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to a person other than the record holder, then the certificate must be endorsed on its reverse side or it must be accompanied by an appropriate stock power, in either case signed exactly as the name of the record holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

BENEFICIAL HOLDERS. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your shares. In addition, you may contact the Information Agent, toll free, at (888) 679-2897 for further information.

METHOD OF DELIVERY. The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. In all cases, sufficient time should be allowed to assure timely delivery of documents. If delivery is by mail, we recommend that you use registered mail and request a return receipt.

The Depositary will set up a separate account at DTC for purposes of this tender offer. Participants in DTC may make delivery of tendered shares by causing DTC to transfer the shares into the Depositary's account. Even if shares are delivered in this manner, DTC participants will need to complete and sign a Letter of Transmittal and deliver it to the Depositary by the expiration date. DTC participants can use an "agents message" as a substitute for a Letter of Transmittal. An agents message is a message transmitted by DTC to the Depositary which states that DTC has received an express acknowledgment from a DTC participant tendering the shares that such participant has received the Letter of Transmittal and agrees to be bound by its terms and that we may enforce that agreement against the participant.

BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the U.S. backup federal income tax withholding rules applicable to certain stockholders other than certain exempt stockholders, including, among others, all corporations and certain foreign entities, the Depositary will be required to withhold 28% of any payments made to those stockholders pursuant to the offer. To prevent backup federal income tax withholding on payments with respect to the purchase price of shares purchased pursuant to the offer, each stockholder should certify to the Depositary that he is not subject to backup federal income tax withholding by properly providing the Depositary with: (1) a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate, or (2) such stockholders' taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). See Instruction 9 of the Letter of Transmittal. Non-U.S. Stockholders are also subject to the income tax withholding rules (see "Certain U.S. Federal Income Tax Consequences - Non-U.S. Stockholders"). However, in the aggregate, the Depositary will not withhold under both these withholding regimes more than 30% from any payment. Please consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

REJECTION; DETERMINATION OF VALIDITY

We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or are not eligible to participate in this tender offer or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender, and our interpretation of the terms of the offer will be final and binding on all parties. To the extent we waive a condition, defect or irregularity, we will apply such waiver to all tendering stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or will incur any liability for failure to give any such notification.

REPRESENTATIONS OF TENDERING STOCKHOLDERS

A tender of shares by you will be treated as a representation by you that (i) you are the beneficial owner of 20 or fewer shares as of the record date, (ii) you are tendering all of your shares and (iii) you hold a net long position in our common stock equal to the number of tendered shares. You are also deemed to represent that you own the tendered shares free and clear of any liens or other encumbrances and have the authority to sell the tendered shares to us. It is a violation of federal securities laws for anyone to tender shares unless, at the time of tender and at the expiration date (including any extensions), the tendering person (1) has a net long position equal to or greater than the number of shares tendered and (2) will deliver, or cause to be delivered, the shares in accordance with the terms of the tender offer. You must also agree to complete any additional documents that we request in order to complete the sale of your shares to us.

LOST OR DESTROYED CERTIFICATES

If you have lost, misplaced or destroyed the certificates for all or part of your shares, you may still participate in the offer by completing and signing the Letter of Transmittal and delivering it to the Depositary at its address set forth on the back cover of the offer. If we receive an executed Letter of Transmittal without shares presented, the unpresented shares will be deemed lost and your signature on the Letter of Transmittal will acknowledge that you agree to the terms and conditions of the offer and the affidavit described in the Letter of Transmittal. Please send your documents so that they are received at or before 5:00 p.m., New York City time, on November 7, 2003. Make sure you include your taxpayer identification number, which is your Social Security Number if you are an individual or your Federal Employer Identification Number if you are a corporation, partnership, trust or other entity. If you fail to do this, the proceeds from the sale of your shares may be subject to a 28% backup withholding tax. please call the Information Agent, toll free, at (888) 679-2897 questions regarding lost, misplaced or destroyed certificates.

NO DISSENTERS' RIGHTS

Whether or not you tender your shares, dissenters' rights are not available in this tender offer.

ABSENCE OF STOCKHOLDER VOTE

The tender offer is not subject to stockholder vote.

WITHDRAWAL RIGHTS

Once you tender your shares, you may not withdraw them from the offer.

PURCHASE AND PAYMENT

Promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered before the expiration date. When we accept your shares for payment, we will have entered into a binding agreement with you on the terms and conditions described in this Offer to Purchase. Under the Letter of Transmittal, you will waive any right to be notified of our acceptance of your tender. We will pay for the shares purchased by sending payment to the tendering stockholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment.

We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, payment of the purchase price is to be made to any person other than the record holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all share transfer taxes, if any (whether imposed on the record holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted.

Certificates for all shares tendered and not purchased will be returned to the tendering stockholder at our expense promptly after the expiration date or termination of the offer.

SOURCE AND AMOUNT OF FUNDS

We believe that the total number of shares that may be sold by eligible stockholders pursuant to this offer is approximately 24,771. Assuming all of these stockholders elect to participate in the offer and the shares offered are purchased at the offer price of $5.00 per share, the total cost to us of purchasing these shares would be $123,855. This amount does not include our expenses associated with the offer, which are estimated to be approximately $50,000, as set forth below under "Fees and Expenses".

We intend to pay for all validly offered shares, as well as for the costs and expenses of this offer, with cash on hand.

FEES AND EXPENSES

We will be responsible for paying all expenses associated with the offer. We estimate that our total expenses associated with the offer will be $50,000 consisting of the following:

                  Information Agent Fee              $12,000
                  Depositary Fee                       2,000
                  Legal Fees                          20,000
                  Accounting Fees                      7,975
                  SEC Filing Fee                          25
                  Printing and Mailing                 8,000
                                                     -------
                  Total Estimated Expense            $50,000
                                                     =======

Tenders may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation.

The Information Agent and the Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary against certain liabilities in connection with this offer to purchase.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer to purchase (other than the fee of the dealer manager and the soliciting dealer). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to purchase to their customers.

All requests for additional copies of this offer to purchase, the letter of transmittal and other tender offer materials may be directed to the Information Agent at the telephone number or address set forth on the back cover of this offer to purchase. In addition, any questions regarding the procedures for tendering in the offer and requests for assistance in tendering your shares should also be directed to the Information Agent.

DELIVERY OF A LETTER OF TRANSMITTAL AND/OR SHARES OF COMMON STOCK TO A PERSON OTHER THAN THE DEPOSITARY OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR SHARES AND MAY RESULT IN YOUR SHARES NOT BEING ACCEPTED FOR PURCHASE.

RECOMMENDATION

NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR SHARES. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES FOR PURCHASE.

                      MARKET PRICE AND DIVIDEND INFORMATION

The Company's common stock trades on the NASDAQ SmallCap Market of The NASDAQ Stock Market, Inc. ("NASDAQ") under the trading symbol "HGPI".

The following table sets forth the quarterly high and low sales prices per share of the Company's common stock, as reported by NASDAQ.

                                              Market Price Per Common Share
                                                           2003
                                              ------------------------------
                                                Third     Second      First
                                               Quarter    Quarter    Quarter
                                              --------   --------   --------

                 High                         $   4.50   $   3.60   $   3.07
                 Low                              3.50       2.49       2.15
                 Dividends declared                 --         --         --

                                                          2002
                                       -----------------------------------------
                                        Fourth      Third     Second      First
                                        Quarter    Quarter    Quarter    Quarter
                                       --------   --------   --------   --------

                 High                  $   3.50   $   3.32   $   2.25   $   2.55
                 Low                       2.50       1.50       1.70       1.70
                 Dividends declared          --         --         --         --

We have not paid any dividends on our common stock since our formation on June 15, 1998. We intend to continue to retain earnings for working capital, capital expenditures and debt reduction.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

Before making a decision to tender your shares, you should read the following financial information, as well as the financial information incorporated by reference into this offer to purchase, and the accompanying notes, in their entirety. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

The following table sets forth the summary consolidated financial information for the twelve months ended December 31, 2002 and 2001 and for the six months ended June 30, 2003 and 2002. This summary financial information has been derived from, and should be read in conjunction with, the Company's audited consolidated financial statements as of, and for the twelve months ended, December 31, 2002 and 2001, which are incorporated herein by reference from the Company's annual report on Form 10-K as updated on Form 8-K dated September 26, 2003 for the year ended December 31, 2002, and the unaudited condensed consolidated financial statements as of, and for the six months ended June 30, 2003 and 2002, which are incorporated herein by reference from the Company's quarterly report on Form 10-Q for the six months ended June 30, 2003.

                                                         Year ended December 31,    Six months ended June 30,
                                                           2002          2001          2003          2002
                                                        ----------    ----------    ----------    ----------
     Statement of Operations Data (In thousands,
     except per share data)
     Revenues                                           $   17,000    $   18,544    $    8,649    $    8,431
     Expenses                                               22,865        23,596        11,452        11,238
     Impairment                                              8,101         8,800            --            --
                                                        ----------    ----------    ----------    ----------

     Loss from continuing operations before
     minority interests                                    (13,966)      (13,852)       (2,803)       (2,807)
     Minority interests                                      2,126         2,069           751           415
                                                        ----------    ----------    ----------    ----------

     Loss from continuing operations                       (11,840)      (11,783)       (2,052)       (2,392)

     Income/(loss) from discontinued operations, net
     of minority interests                                  (9,973)       (8,931)       11,445        (1,178)

     Net gain on sale of real estate, net of minority
     interests                                                 150         1,316            --           132
                                                        ----------    ----------    ----------    ----------

     Net income/(loss)                                  $  (21,663)   $  (19,398)   $    9,393    $   (3,438)
                                                        ==========    ==========    ==========    ==========
     Net income/(loss) per share - basic and diluted    $    (7.55)   $    (6.76)   $     3.27    $    (1.20)
                                                        ==========    ==========    ==========    ==========
     Loss from continuing operations per share -
     basic and diluted                                  $    (4.13)   $    (4.11)   $    (0.71)   $    (0.83)
                                                        ==========    ==========    ==========    ==========

     Ratio of earnings to fixed charges (1)                     --            --            --            --
                                                        ==========    ==========    ==========    ==========


                                                         Year ended December 31,    Six months ended June 30,
                                                           2002          2001          2003          2002
                                                        ----------    ----------    ----------    ----------
     Statement of Cash Flows Data (In thousands)

     Operating activities                               $    2,541    $      202    $   10,924    $    1,202
     Investing activities                                     (282)          436        (9,044)       (2,003)
     Financing activities                                   (2,118)       (2,408)       (1,927)          392



Note - (1) The following table presents the information regarding the deficiency in earnings to cover fixed charges for the periods presented, including an adjustment to the two fiscal years for non-cash impairment charges which are included in Loss from Continuing Operations.

                                                Year ended December 31,    Six months ended June 30,
                                                  2002          2001          2003          2002
                                               ----------    ----------    ----------    ----------

Earnings                                       $   (5,175)   $   (6,106)   $    1,380    $    1,525
Fixed charges                                       8,790         7,746         4,186         4,332
Deficiency                                         13,966        13,852         2,806         2,807

Earnings, adjusted for non-cash impairment
charge reversal                                     2,822         2,694
Adjusted deficiency                                 5,969         5,052


                                                  As of December 31,     As of June 30,
                                                  2002          2001          2003
                                               ----------    ----------    ----------
Balance Sheet Data (In thousands, except per
share data)

Real estate, net of accumulated depreciation   $   79,573    $   88,202    $   78,242
Land held for investment                               --            --        30,600
Cash and cash equivalents                           1,237         1,096         1,190
Real estate - held for sale                            --           446            --
Real estate - discontinued operations              16,617        26,650        15,954
Total assets                                      104,677       124,383       136,952

Debt                                           $  103,752    $  103,135    $  111,302
Total shareholders' equity (deficit)               (8,691)       11,632         2,586

Book value per share                                                       $     0.72

                     SUMMARY PRO FORMA FINANCIAL INFORMATION

The following tables set forth the Company's unaudited pro forma condensed statements of operations for the year ended December 31, 2002 and for the six months ended June 30, 2003. The unaudited pro forma condensed financial information has been derived from the Company's audited and unaudited historical financial statements and from the audited and unaudited historical financial statements of the partnerships which own Huntley (the "Huntley Partnerships"). The proforma effect on the balance sheet from the Company's offer to purchase the shares of Common Stock of HGPI held by stockholders that own 20 or fewer shares is not material.

The pro forma statements of operations reflect adjustments to the Company's historical financial results of operations to give effect to the following as if each had occurred as of January 1, 2002:

     - The sale of Lakeshore Marketplace in Norton Shores, Michigan on August 19, 2003 and the required application of a portion of the net proceeds to partially repay two loans from Beal Bank, S.S.B. ("Beal Bank") secured by an outlet center in Monroe, Michigan and vacant land in Norton Shores, Michigan and Fruitport Township, Michigan;

     - The acquisition of the partnership interests in Huntley Development Limited Partnership ("HDLP") and Huntley Meadows Residential Venture ("HMRV") (or together, "Huntley" or the "Huntley Partnerships") on June 13, 2003 (the "Huntley Acquisition") with funds from a loan from Amster Trading Company, an affiliate of Howard Amster, a director and significant shareholder of the Company (the "Huntley Amster Loan");

     - The restructuring in May 2003 of three loans from Morgan Guaranty Trust Company of New York which involved (1) the extinguishment of the loans secured by outlet centers in Daleville, Indiana and Somerset, Pennsylvania (the "Daleville and Somerset Loans") and (2) the reinstatement of the loan secured by an outlet center in Tulare, California (the "Tulare Loan");

     - The sale by the Company of the partnership that owns outlet centers in Daleville, Indiana and Somerset, Pennsylvania in May 2003 to an investment group which includes Gary J. Skoien, Chairman, Chief Executive Officer and President of the Company and an affiliate of Howard Amster, a director and significant shareholder of the Company;

     - The sale by HGPI of 261,628 units in Horizon Group Properties, L.P. ("HGP LP") in March 2003 to an affiliate of Howard Amster, a director and significant shareholder of the Company. These units cannot be converted into shares of Common Stock of HGPI;

     - The loan made by the Company to Retail Partners Limited Partnership and Retail Partners, Inc. (collectively "Retail Partners") in March 2003 and the Company's receipt of a 3.25% net profits interest in Huntley. Retail Partners are affiliates of The Prime Group, Inc., of which Gary
         J. Skoien, Chairman, Chief Executive Officer and President of the Company is the Executive Vice President and Chief Operating Officer; and

     - The net reduction in general and administrative expenses expected to be realized by the Company as a result of terminating the registration of our common stock under the Securities Exchange Act of 1934 if we have fewer than 300 shareholders of record as described in the Offer to Purchase.

                                   Pro Forma Combined Condensed Statements of Operations
                                          For the six months ended June 30, 2003
                                   (unaudited) (in thousands, except per share amounts)


                                                       (A)            (B)                           (C)
                                      Horizon        Huntley         Other        Pro Forma      Pro Forma       Horizon
                                       Group       Acquisition     Pro Forma        Before      Adjustments       Group
                                     Historical     Pro Forma     Adjustments       Tender      From Tender     Pro Forma
                                    -----------    -----------    -----------    -----------    -----------    -----------
REVENUE
Base rent                           $     6,665    $        12    $        --    $     6,677    $        --    $     6,677
Percentage rent                             104             --             --            104             --            104
Expense recoveries                        1,474             --             --          1,474             --          1,474
Other                                       406              8            102            516             --            516
                                    -----------    -----------    -----------    -----------    -----------    -----------
   Total revenue                          8,649             20            102          8,771             --          8,771
                                    -----------    -----------    -----------    -----------    -----------    -----------

EXPENSES
Property operating                        2,614             --             89          2,703             --          2,703
Real estate taxes                           858             --             --            858             --            858
Land lease and other                        441             --             --            441             --            441
Depreciation and amortization             1,932             --             --          1,932             --          1,932
General and administrative                1,424            465            (26)         1,863           (150)         1,713
Interest                                  4,183          1,309           (409)         5,083             --          5,083
                                    -----------    -----------    -----------    -----------    -----------    -----------
   Total expenses                        11,452          1,774           (346)        12,880           (150)        12,730
                                    -----------    -----------    -----------    -----------    -----------    -----------

Income/(loss) from continuing
   operations before minority
   interests                             (2,803)        (1,754)           448         (4,109)           150         (3,959)

Minority interests                          751             --            472          1,223            (25)         1,198
                                    -----------    -----------    -----------    -----------    -----------    -----------

Income/(loss) from
   continuing operations            $    (2,052)   $    (1,754)   $       920    $    (2,886)   $       125    $    (2,761)
                                    ===========    ===========    ===========    ===========    ===========    ===========

Per common share -
   Net loss from continuing
   operations - basic and diluted   $     (0.71)                                                               $     (0.96)
                                    ===========                                                                ===========

Ratio of earnings to fixed
   charges (1)                                                                                                          --
                                                                                                               ===========


See accompanying notes to pro forma combined condensed statements of operations.

                                   Pro Forma Combined Condensed Statements of Operations
                                          For the year ended December 31, 2002
                                   (unaudited) (in thousands, except per share amounts)


                                                       (A)            (B)                           (C)
                                      Horizon        Huntley         Other        Pro Forma      Pro Forma       Horizon
                                       Group       Acquistion      Pro Forma        Before      Adjustments       Group
                                     Historical     Pro Forma     Adjustments       Tender      From Tender     Pro Forma
                                    -----------    -----------    -----------    -----------    -----------    -----------
REVENUE
Base rent                           $    13,433    $        27    $        --    $    13,460    $        --    $    13,460
Percentage rent                             165             --              1            166             --            166
Expense recoveries                        2,864             --             --          2,864             --          2,864
Other                                       538             32            379            949             --            949
                                    -----------    -----------    -----------    -----------    -----------    -----------
   Total revenue                         17,000             59            380         17,439             --         17,439
                                    -----------    -----------    -----------    -----------    -----------    -----------

EXPENSES
Property operating                        5,094             --            181          5,275             --          5,275
Real estate taxes                         1,578             --             --          1,578             --          1,578
Land lease and other                        611             --             --            611             --            611
Depreciation and amortization             4,075             --             --          4,075             --          4,075
General and administrative                2,717            908             61          3,686           (300)         3,386
Provision for impairment                  8,101             --             --          8,101             --          8,101
Interest                                  8,790          2,820           (895)        10,715             --         10,715
                                    -----------    -----------    -----------    -----------    -----------    -----------
   Total expenses                        30,966          3,728           (653)        34,041           (300)        33,741
                                    -----------    -----------    -----------    -----------    -----------    -----------

Income/(loss) from continuing
   operations before minority
   interests                            (13,966)        (3,669)         1,033        (16,602)           300        (16,302)

Minority interests                        2,126             --          1,738          3,864            (46)         3,818
                                    -----------    -----------    -----------    -----------    -----------    -----------

Income/(loss) from
   continuing operations            $   (11,840)   $    (3,669)   $     2,771    $   (12,738)   $       254    $   (12,484)
                                    ===========    ===========    ===========    ===========    ===========    ===========

Per common share -
   Net loss from continuing
   operations - basic and diluted   $     (4.13)                                                               $     (4.35)
                                    ===========                                                                ===========

Ratio of earnings to fixed
   charges (1)                                                                                                          --
                                                                                                               ===========


See accompanying notes to pro forma combined condensed statements of operations.

                         HORIZON GROUP PROPERTIES, INC.
                          Notes to Unaudited Pro Forma
                   Combined Condensed Statements of Operations


(1) The following table presents the information regarding the deficiency in pro forma earnings to cover pro forma fixed charges for the periods presented, including an adjustment to the year ended December 31, 2002 for a non-cash impairment charge which is included in Loss from Continuing Operations.

                                                                          Six months
                                                       Year ended            ended
                                                    December 31, 2002    June 30, 2003
                                                    -----------------    -------------

                  Earnings                              $ (1,768)          $  2,322
                  Fixed charges                           10,716              5,086
                  Deficiency                              12,484              2,764

                  Earnings, adjusted for non-cash
                  impairment charge reversal               6,333
                  Adjusted deficiency                      4,383


Adjustments to Arrive at Pro Forma Combined Condensed Statements of Operations
------------------------------------------------------------------------------

(A) Huntley Acquisition Pro Forma - This column reflects the pro forma results for the acquisition of Huntley which are detailed below. The Company accounted for the Huntley Acquisition using the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

                                            HUNTLEY
                     Pro Forma Combined Condensed Statements of Operations
                            For the six months ended June 30, 2003
                                  (unaudited) (in thousands)


                                                                                      Huntley
                                                     Huntley       Pro Forma        Acquisition
                                                   (Historical)   Adjustments        Pro Forma
                                                   -----------    -----------       -----------

     REVENUE
     Base rent                                     $        --    $        12 (a)   $        12
     Sale of land                                           --             --                --
     Other                                                   8             --                 8
                                                   -----------    -----------       -----------
        Total revenue                                        8             12                20
                                                   -----------    -----------       -----------

     EXPENSES
     Cost of sale of land                                   --             --                --
     General and administrative                            199            266 (d)           465
     Provision for impairment                            2,743         (2,743)(e)            --
     Interest                                               --          1,309 (f)         1,309
                                                   -----------    -----------       -----------
        Total expenses                                   2,942         (1,168)            1,774
                                                   -----------    -----------       -----------

     Net income/(loss) before minority interests   $    (2,934)   $     1,180       $    (1,754)
                                                   ===========    ===========       ===========

                                            HUNTLEY
                     Pro Forma Combined Condensed Statements of Operations
                             For the year ended December 31, 2002
                                  (unaudited) (in thousands)


                                                                                      Huntley
                                                     Huntley       Pro Forma        Acquisition
                                                   (Historical)   Adjustments        Pro Forma
                                                   -----------    -----------       -----------

     REVENUE
     Base rent                                     $        --    $        27 (a)   $        27
     Sale of land                                        1,265         (1,265)(b)            --
     Other                                                  32             --                32
                                                   -----------    -----------       -----------
        Total revenue                                    1,297         (1,238)               59
                                                   -----------    -----------       -----------

     EXPENSES
     Cost of sale of land                                1,075         (1,075)(c)            --
     General and administrative                            492            416 (d)           908
     Provision for impairment                           17,179        (17,179)(e)            --
     Interest                                               --          2,820 (f)         2,820
                                                   -----------    -----------       -----------
        Total expenses                                  18,746        (15,018)            3,728
                                                   -----------    -----------       -----------

     Net income/(loss) before minority interests   $   (17,449)   $    13,780       $    (3,669)
                                                   ===========    ===========       ===========

         The following is a description of the pro forma adjustments made to the Huntley Partnerships' historical statements of operations:

                                                                          For the six months      For the year
                                                                                ended                 ended
                                                                            June 30, 2003       December 31, 2002
                                                                            -------------       -----------------

         (a)  To reclassify historical rental revenue to base rent
              revenue from being offset against capitalized costs             $     12              $     27
                                                                              ========              ========

         (b)  To reverse the historical sale revenue of a parcel of land which will not impact the Company in the future
              due to purchase accounting treatment applied to the
              Huntley Acquisition                                             $     --              $ (1,265)
                                                                              ========              ========

         (c)  To reverse the historical costs of the sale of a parcel of land which will not impact the Company in the future
              due to purchase accounting treatment applied to the
              Huntley Acquisition                                             $     --              $ (1,075)
                                                                              ========              ========

         (d)  To reclassify historical direct holding costs to general and administrative expense from capitalized costs as
              required development is substantially complete and to
              reflect current staffing levels                                 $    266              $    416
                                                                              ========              ========

         (e)  To reverse the historical impairment reserves due to
              purchase accounting treatment applied to the Huntley
              Acquisition                                                     $ (2,743)             $(17,179)
                                                                              ========              ========

         (f)  To reclassify historical interest charges to interest expense from capitalized costs as required development
              is substantially complete, to adjust the effective
              interest rates as required under purchase accounting
              and to record interest expense on the Huntley Amster
              Loan                                                            $  1,309              $  2,820
                                                                              ========              ========

B) Pro Forma Adjustments - This column reflects the pro forma results of several transactions as further described in notes g, h, i and j, which took place in 2003 as if they occurred on January 1, 2002, which are detailed below.

                                   Other Pro Forma Adjustments
                             For the six months ended June 30, 2003
                                   (unaudited) (in thousands)


                                                               (g)
                                                           Dispositions     Other          Total
                                                           ------------   --------       --------
                  REVENUE
                  Percentage rent                            $     --     $     --       $     --
                  Other                                            16           86 (h)        102
                                                             --------     --------       --------
                     Total revenue                                 16           86            102
                                                             --------     --------       --------

                  EXPENSES
                  Property operating                               89           --             89
                  General and administrative                      (26)          --            (26)
                  Interest                                       (109)        (300)(i)       (409)
                                                             --------     --------       --------
                     Total expenses                               (46)        (300)          (346)
                                                             --------     --------       --------

                  Income from continuing operations before
                  minority interests                               62          386            448

                  Minority interests                               --          472 (j)        472
                                                             --------     --------       --------

                  Income from continuing operations          $     62     $    858       $    920
                                                             ========     ========       ========

                                   Other Pro Forma Adjustments
                              For the year ended December 31, 2002
                                   (unaudited) (in thousands)


                                                               (g)
                                                           Dispositions     Other          Total
                                                             --------     --------       --------
                  REVENUE
                  Percentage rent                            $      1     $     --       $      1
                  Other                                            31          348 (h)        379
                                                             --------     --------       --------
                     Total revenue                                 32          348            380
                                                             --------     --------       --------

                  EXPENSES
                  Property operating                              181           --            181
                  General and administrative                       61           --             61
                  Interest                                       (104)        (791)(i)      (895)
                                                             --------     --------       --------
                     Total expenses                               138         (791)          (653)
                                                             --------     --------       --------

                  Income from continuing operations before
                  minority interests                             (106)       1,139          1,033

                  Minority interests                               --        1,738 (j)      1,738
                                                             --------     --------       --------

                  Income from continuing operations          $   (106)    $  2,877       $  2,771
                                                             ========     ========       ========

The following is a description of the proforma adjustments included in the statements shown above:

(g) This column reflects the elimination of the operating results of the corporate entities affiliated with three properties sold during 2003 as if they were sold on January 1, 2002. The operating results for the properties were historically classified as discontinued operations and thus had no effect on income/(loss) from continuing operations. This column also reflects the decrease in interest expense from the required repayment of $1.0 million each on two loans from Beal Bank, which currently bear interest at rates of 9.9% and 12.0%, as if this repayment had also occurred on January 1, 2002.

                                                                        For the six months    For the year ended
                                                                       ended June 30, 2003     December 31, 2002
                                                                       -------------------     -----------------
         (h)      To record interest earned on a $1.3 million loan
                  made by the Company to Retail Partners in March
                  2003, as if it occurred on January 1, 2002.                $    86                $   348
                                                                             =======                =======

         (i)      To reverse default interest and late penalties
                  accrued on the Tulare Loan which was restructured
                  in May 2003 and to amortize a portion of the $1.2
                  million of forgiven interest and penalties as a
                  reduction of interest expense.                             $  (300)               $  (791)
                                                                             =======                =======

         (j)      To adjust the minority interest allocation to
                  reflect the sale by Horizon Group Properties,
                  Inc. of 261,628 units in Horizon Group
                  Properties, L.P. in March 2003 and to record the
                  minority interests in the operating results of
                  Huntley.                                                   $   472                $ 1,738
                                                                             =======                =======

(C) This column reflects the net reduction in general and administrative expenses expected to be realized by the Company and the related minority interests as a result of terminating the registration of our common stock under the Securities Exchange Act of 1934 if we have fewer than 300 shareholders of record as described in the Offer to Purchase for the periods presented.

                             MANAGEMENT INFORMATION


DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to our directors and executive officers as of the date of this offer to purchase. Each of our directors and executive officers is a citizen of the United States. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as otherwise noted, the business address of each person is in care of Horizon Group Properties, Inc., 77 West Wacker Drive, Suite 4200, Chicago, IL, 60601.

Executive Officers

         Name                        Position
         ----                        --------

         Gary J. Skoien              Chairman of the Board, President, and Chief
                                     Executive Officer

         David R. Tinkham            Senior Vice President, Chief Financial
                                     Officer, Secretary

         Andrew F. Pelmoter          Senior Vice President of Leasing

         Thomas A. Rumptz            Senior Vice President of Asset and Property
                                     Management


GARY J. SKOIEN. Gary J. Skoien has served as Chairman of the Board, President, Chief Executive Officer and a Director since June 1998. Mr. Skoien also serves, and has served since 1994, as Executive Vice President and Chief Operating Officer of The Prime Group, Inc. ("PGI") where he is responsible for corporate management functions. Prior to this role, Mr. Skoien served as Senior Vice President and Chief Operating Officer of the Retail Division of PGI (currently Prime Retail, Inc.) from 1992 to 1993. From 1983 to 1991, Mr. Skoien was the Executive Director of The Illinois Capital Development Board and from 1980 to 1983, Mr. Skoien was an Assistant to the Illinois Governor. Mr. Skoien is a director of Prime Retail, Inc., Chairman of the Board of Trustees of Northern Illinois University, on the Board of Directors of the Chicagoland Chamber of Commerce and the Vice Chairman of the Civic Federation. Mr. Skoien received his A.B. CUM LAUDE from Colgate University and received his Master of Public Policy from the University of Michigan.

DAVID R. TINKHAM. David R. Tinkham has served as Chief Financial Officer since June 1998. For fifteen years prior to his employment with HGP, Mr. Tinkham was responsible for capital markets access, treasury, accounting, tax, insurance, investor relations, information technology and SEC compliance at The Chicago Dock and Canal Trust where he served as Chief Financial Officer. Prior to joining The Chicago Dock and Canal Trust, Mr. Tinkham was a Senior Tax Accountant at Arthur Andersen. Mr. Tinkham received his Masters of Management degree from Northwestern University and a Bachelors of Business Administration in Accounting from The University of Michigan. Mr. Tinkham is a member of the American Institute of Certified Public Accountants, Economic Club of Chicago, and the Realty Club of Chicago and an associate member of the Urban Land Institute.

ANDREW F. PELMOTER. Andrew F. Pelmoter has served as Senior Vice President of Leasing since February 1999. Prior to his employment with HGP, Mr. Pelmoter was Director of Leasing for Horizon from 1997 to 1998. Prior to joining Horizon, Mr. Pelmoter was employed for 11 years with Mills Corporation, where he held numerous positions, including Director of Leasing, Director of Lease Administration, and Senior Leasing Executive. Mr. Pelmoter graduated from the University of Delaware with a Bachelor's Degree in Business Administration.

THOMAS A. RUMPTZ. Thomas A. Rumptz has served as Senior Vice President of Asset and Property Management since June 1999 and Senior Vice President of Real Estate since June 1998. Mr. Rumptz's role with HGP includes responsibility for property operations, development, disposition of residual land, construction and human resources. For eight years prior to his employment at HGP, Mr. Rumptz worked for the predecessor company, Horizon Group, Inc., where he held many different positions including Controller, Vice President of Finance, and most recently, Vice President of Real Estate. Prior to working for Horizon Group, Inc., Mr. Rumptz served as Manager of Investment Real Estate for Foremost Insurance. Mr. Rumptz received his MBA from Grand Valley State University and a Bachelor of Business Administration from the University of Michigan. Mr. Rumptz is a member of the International Council of Shopping Centers and possesses a State of Michigan real estate license.

Board of Directors

                                    Principal Occupation, Name of Organization,
         Name                       and Offices and Positions with the Company
         ----                       ------------------------------------------

         Gary J. Skoien             Chairman of the Board,  President and Chief
                                    Executive Officer of the Company, Director of the Company

         Howard M. Amster           Real Estate Professional, Director of the
                                    Company

         Governor Jim Edgar         Distinguished Fellow at the University of
                                    Illinois Institute of Government and Public
                                    Affairs, Director of the Company

         Margaret A. Gilliam        President of Gilliam & Co., Director of the
                                    Company

         E. Thomas Thilman          Partner of Thilman & Filippini, Director of
                                    the Company


HOWARD M. AMSTER. Mr. Amster is an owner and operator of multiple real estate investments. Since March 1998, Mr. Amster has served as President of Pleasant Lake Apts. Corp., a corporate general partner of Pleasant Lake Apts. Limited Partnership, a real estate partnership. Mr. Amster has also been a Securities Principal with Ramat Securities Ltd., a securities brokerage firm, since June 2000. From 1992 to June 2000, Mr. Amster was an investment consultant with First Union Securities (formerly EVEREN Securities and formerly Kemper Securities). Mr. Amster serves as a director of the following public companies: Astrex, Inc., Wiltshire Financial Services Group, Inc. and Prime Retail, Inc. Mr. Amster was formerly a Trustee of CleveTrust Realty Investors, a former real estate company.

GOVERNOR JIM EDGAR. Governor Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs where he is also a teacher and lecturer. He has been in this position since January 1999. He was appointed to the Board of Directors of the Company in March 2000. He was also a Resident Fellow at the John F. Kennedy School of Government at Harvard University in the 1999 fall semester. Gov. Edgar served as Governor of Illinois from January 14, 1991 through January 11, 1999. Prior to his election, Gov. Edgar served as Illinois Secretary of State from 1981 to 1991. Gov. Edgar's retirement from public office marked 30 years of state government service. Gov. Edgar serves of the Boards of Directors of Kemper Insurance Companies, Scudder Mutual Funds, John B. Sanfilippo & Sons, Inc., Clayton Residential Home, Inc., Youbet.com, B & D Hotel Corporation, Alberto-Culver Company and the Board of Directors of the Association of Governing Boards of Universities and Colleges. He is also a member of the Board of Directors of the National Center for Public Policy and Higher Education.

MARGARET A. GILLIAM. Ms. Gilliam is President of Gilliam & Co., which she founded in 1997. Gilliam & Co. advises potential investors in both public and private situations, and individual businesses on strategic initiatives. From 1975 to 1997, Ms. Gilliam oversaw investment research in retail and soft goods industries where her most recent title was Director - Equity Research for Credit Suisse First Boston. Ms. Gilliam is a director of Harold's Stores, Inc. and Mayor's Jewelers, Inc. Ms. Gilliam is a graduate of McGill University and The Harvard-Radcliffe Program in Business Administration.

E. THOMAS THILMAN. Since the founding of Thilman & Filippini in 1980, Mr. Thilman has been a partner. Thilman & Filippini is a Chicago-based insurance brokerage and consulting agency. Mr. Thilman received his M.B.A. from the University of Chicago and a bachelors in Business from the University of Notre Dame. Mr. Thilman is a Certified Public Accountant.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of October 3, 2003 regarding the beneficial ownership of Common Stock by each person described above. Unless otherwise indicated in the footnotes, all such interests are owned directly, and the indicated person has sole voting and investment power. The number of shares represents the number of shares of Common Stock the person holds or the number of Common Units held by each person which are exchangeable for shares of Common Stock. Ownership of Common Units by each person described above is set forth in the footnotes.

                                                         Percentage            Percentage
                             Number of Shares/           Ownership of          Ownership of
Name of                      Common Units                Outstanding           Outstanding Common
Beneficial Owner             Beneficially Owned (1)      Common Stock (2)      Stock/Units (3)
-----------------            ----------------------      ----------------      ---------------

Howard M. Amster (4)                      1,668,694                 29.90%               35.53%

Governor Jim Edgar                           17,500                  *                    *

Margaret A. Gilliam                          17,500                  *                    *

E. Thomas Thilman                            22,500                  *                    *

Gary J. Skoien                              257,316                  8.47%                6.50%

David R. Tinkham                            119,485                  4.04%                3.02%

Andrew F. Pelmoter                           86,317                  2.92%                2.18%

Thomas A. Rumptz                             45,340                  1.56%                1.15%

Terri J. Springstead                          4,730                  *                    *

* Less than one percent

Notes:

(1) The beneficial ownership of shares of common stock reported herein is based upon filings with the Securities and Exchange Commission (the "SEC") pursuant to certain provisions of the Exchange Act and is subject to confirmation by the Company that such ownership does not violate the ownership restrictions in the Company's charter. "Beneficial ownership" is defined differently in Rule 13d-3 under the Exchange Act and the Code. The ownership of common units of Horizon Group Properties, L.P. ("Common Units") reported herein is derived from the transfer records maintained by the transfer agent for Horizon Group Properties, L.P. (the "Operating Partnership") and on information provided by certain limited partners of the Operating Partnership. Information presented includes common stock issuable upon exercise of stock options which have vested or will vest within 60 days of October 3, 2003 as follows: Gov. Edgar 17,500; Ms. Gilliam 17,500;
         Mr. Thilman 17,500; Mr. Skoien 129,000; Mr. Tinkham 54,000; Mr. Pelmoter 47,500 and Mr. Rumptz 25,500.
(2) Information presented assumes exchange or conversion only of Common Units owned by such beneficial owner for shares of common stock. The Common Units may be exchanged on a one-for-one basis for shares of common stock (or, at the Company's election, cash of an equivalent value) at any time. Percentage ownership reflects the limitation on share ownership applicable to Mr. Amster (See footnote 4 below).
(3) Information presented assumes exchange or conversion of all outstanding Common Units for shares of common stock. It excludes the 261,628 Common Units as to which Mr. Amster has waived the right to convert into common stock.
(4) Information presented is based on Form 4 filed with the Securities and Exchange Commission on March 13, 2003 by Howard M. Amster and certain affiliates. This Form 4 indicates that Mr. Amster directly owns 658,557 shares of common stock and 444,223 Common Units and may be deemed the beneficial owner of an additional 158,937 shares of common stock and 406,977 Common Units by virtue of his relationships with the following persons, each a holder of common stock or of Common Units: Amster Limited Partnership, Amster Trading Company, Pleasant Lake Apts. Corp., Pleasant Lake Apts. Limited Partnership and Ramat Securities Ltd. Mr. Amster is subject to an ownership limit of 29.9% of the total outstanding common shares of the Company. Accordingly, a portion of the Common Units owned or controlled by Mr. Amster are not currently convertible into common stock based on this ownership limit. In addition, Mr. Amster has waived the right to convert 261,628 Common Units into common stock.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on Schedule 13E-3 with the SEC relating to the offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov. The SEC allows us to incorporate by reference into this offer to purchase information contained in our annual and quarterly reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this offer to purchase, except for any information that is modified or superseded by information contained in this offer to purchase or any other subsequently filed document. The financial information incorporated by reference is an important part of this offer to purchase and we urge all eligible stockholders to read this financial information in its entirety before tendering their shares.

The following financial information has been filed by us with the SEC and is incorporated by reference into this offer to purchase:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as updated on Form 8-K dated September 26, 2003; and

2.   Quarterly Report on Form 10-Q for the six months ended June 30, 2003.

No person is authorized to give any information or represent anything not contained in this Offer to Purchase. We are only making the offer in places where offers to purchase our common stock are permitted. The information contained in this Offer to Purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

THE DOCUMENTS CONTAINING INFORMATION INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO THE INFORMATION AGENT. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN NOVEMBER 7, 2003. ANY DOCUMENTS SO REQUESTED WILL BE MAILED TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER YOUR REQUEST IS RECEIVED.

                            The Information Agent is:
                              Georgeson Shareholder
                                 17 State Street
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (888) 679-2897


                               The Depositary is:
                         Alpine Fiduciary Services, Inc.


                                    By Mail:
                         Alpine Fiduciary Services, Inc.
                                  P.O. Box 2065
                         South Hackensack, NJ 07606-9974
                          Attn: Corporate Actions Dept.


                               Overnight Courier:
                         Alpine Fiduciary Services, Inc.
                  c/o Georgeson Shareholder Communications Inc.
                             219 Murray Hill Parkway
                            East Rutherford, NJ 07073


                             In Person By Hand Only:
                 Securities Transfer and Reporting Services Inc.
                      Attn: Alpine Fiduciary Services Inc.
                       100 William Street, Lower Galleria
                               New York, NY 10038


                           By Facsimile Transmission:
                        (for Eligible Institutions only)
                                 (201) 528-2733


                         Confirm Facsimile Transmission
                                  by Telephone:
                                 (201) 896-2601


Additional copies of this offer to purchase, the letter of transmittal or other offer materials may be obtained from the Information Agent.

Questions and requests for assistance with the tender procedures also should be directed to the Information Agent.